Exhibit 99.2

CITIZENS BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

June 30, 2017

ASSETS
Cash and due from banks	$5,015
Interest-bearing balances due from other banks	38,550
Federal funds sold	1,000
Cash and cash equivalents	44,565

Available for sale securities	70,038
Loans	131,894
Less: allowance for loan losses	(1,972)
Net loans	129,922
Bank premises and equipment	1,993
Other real estate owned, net	429
Accrued interest receivable	652
Deferred tax asset	828
Bank owned life insurance	801
Other assets	594
Total assets	$249,822

LIABILITIES
Deposits:
Noninterest-bearing	$43,255
Interest-bearing	168,723
Total deposits	211,978
Accrued interest payable	150
Accrued taxes and other liabilities	1,850
Total liabilities	213,978

STOCKHOLDERS’ EQUITY
Common stock	546
Surplus	784
Retained earnings	34,412
Accumulated other comprehensive loss	102
Total stockholders’ equity	35,844
Total liabilities and stockholders’ equity	$249,822

CITIZENS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share data)
(Unaudited)

	Six months ended June 30,
	2017		2016

INTEREST INCOME
Interest and fees on loans	$3,449		$3,493
Interest on investment securities	556		581
Other interest income	188		103
Total interest income	4,193		4,177

INTEREST EXPENSE
Interest on deposits	522		502
Total interest expense	522		502
Net interest income	3,671		3,675

NONINTEREST INCOME
Service charges on deposit accounts	429		409
Other operating income	68		39
Total noninterest income	497		448
Income before noninterest expense	4,168		4,123

NONINTEREST EXPENSE
Salaries and employee benefits	2,563		1,518
Occupancy and equipment	265		252
Data processing	70		71
Director fees	91		65
Other operating expenses	680		510
Total noninterest expense	3,669	(1)	2,416
Income before income tax expense	499		1,707
Income tax expense	211		552
Net Income	$288		$1,155

Earnings per share:
Basic earnings per share	$2.64		$10.57
Diluted earnings per share	$2.64		$10.57
Average common shares outstanding
Basic	109,255		109,255
Diluted	109,255		109,255

(1) Includes approximately $942,000 of nonrecurring costs directly related to the acquisition by Investar Holding Corporation.